Exhibit 99.1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K (this Report) contains forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this Report, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this Report, which may cause our or our industry’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this Report. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this Report could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Report to conform our statements to actual results or changed expectations.

BUSINESS

Business Overview

Relmada Therapeutics, Inc. (Relmada, the Company, we, our or us) (a Nevada corporation), is a clinical-stage biotechnology company focused on the development of d-methadone (dextromethadone, REL-1017), an N-methyl-D-aspartate (NMDA) receptor antagonist. d-methadone is a new chemical entity (NCE) that potentially addresses areas of high unmet medical need in the treatment of central nervous system (CNS) diseases and other disorders.

On October 7, 2019, our application to list our common stock on the Nasdaq Capital Market was approved. On October 10, 2019, our common stock began trading on Nasdaq under our existing symbol, “RLMD.”

Our lead product candidate, d-methadone, is an NCE being developed as a rapidly acting, oral agent for the treatment of depression and other potential indications. We have previously completed Phase 1 single and multiple ascending dose studies and on October 15, 2019 we reported top-line data from study REL-1017-202, a double-blind, placebo-controlled Phase 2a clinical trial evaluating the safety, tolerability and efficacy of two doses of REL-1017, 25 mg once a day and 50 mg once a day, as an adjunctive treatment in patients with treatment resistant depression (TRD).

Subjects were adults with major depressive disorder (MDD), who did not respond to one to three courses of antidepressant treatment in their current episode and are typically classified as having TRD. 62 subjects, average age 49.2 years, with an average Hamilton Depression Rating Scale score of 25.3 and an average Montgomery-Asberg Depression Rating Scale (MADRS) score of 34.0 (severe depression), were randomized. Other demographic characteristics were balanced across all arms. After an initial screening period, subjects were randomized to one of three arms: placebo, REL-1017 25 mg or REL-1017 50 mg, in addition to stable background antidepressant therapy. Subjects in the REL-1017 treatment arms received one loading dose of either 75 mg (25 mg arm) or 100 mg (50 mg arm) of REL-1017. Subjects were treated inpatient for 7 days and discharged home at Day 9. They returned for follow-up visits at Day 14 and Day 21. Efficacy was measured on Days 2, 4 and 7 in the dosing period and on Day 14, one week after treatment discontinuation. 61 subjects received all treatment doses and were included in the per-protocol population (PPP) treatment analysis; 57 subjects completed all visits. All 62 randomized subjects were part of the intention-to-treat population (ITT) analysis. No differences were observed between the ITT and PPP analyses and results.

Key findings:

We observed that subjects in both the REL-1017 25 mg and 50 mg treatment groups experienced statistically significant improvement of on all efficacy measures tested as compared to subjects in the placebo group, including: the Montgomery-Asberg Depression Rating Scale (MADRS); the Clinical Global Impression – Severity (CGI-S) scale; the Clinical Global Impression – Improvement (CGI-I) scale; and the Symptoms of Depression Questionnaire (SDQ). SDQ scores demonstrated moderate effect size differences between subjects receiving REL-1017 and a placebo from day 4 to day 7 and demonstrated statistically significant differences and large effect size for both 25 mg (P=0.0066; d=0.9) and 50 mg (P=0.0014; d=1.1) arms at day 14.

The improvement on the MADRS appeared on Day 4 in both REL-1017 dose groups and continued through Day 7 and Day 14, seven days after treatment discontinuation, with P values< 0.03 and large effect sizes (a measure of quantifying the difference between two groups), ranging from 0.7 to 1.0. Similar findings emerged from the CGI-S and CGI-I scales.

MADRS: Analysis of Change from Baseline to Day 7 and to Day 14 ITT Population

	Day 2			Day 4			Day 7			Day 14
	LS Means Difference	P-value	d	LS Means Difference	P-value	d	LS Means Difference	P-value	D	LS Means Difference	P-value	d
REL-1017 25mg vs Placebo	-1.9	0.4340	0.3	-7.9	0.0087	0.9	-8.7	0.0122	0.8	-9.4	0.0103	0.9
REL-1017 50mg vs Placebo	-0.3	0.9092	0.0	-7.6	0.0096	0.8	-7.2	0.0308	0.7	-10.4	0.0039	1.0

LS = Least Squares; d = Cohen’s effect size

The study also supported the favorable tolerability profile of REL-1017, which was also observed in the Phase 1 studies. Subjects experienced mild and moderate adverse events (AEs), and no serious adverse events, without significant differences between placebo and treatment groups. The AEs observed in the Phase 2a clinical study were of the same nature as those observed in the Phase 1 clinical studies in d-Methadone, and there was no evidence of either treatment induced psychotomimetic and dissociative AEs or withdrawal signs and symptoms upon treatment discontinuation.

NMDA receptors are present in many parts of the central nervous system and play important roles in regulating neuronal activity. We believe that d-methadone acting as a NMDA receptor antagonist can have potential applications in a number of disease indications which mitigates risk and offers significant upside.

In addition to REL-1017, we have a portfolio of three Section 505(b)(2) product candidates at various stages of development. These product candidates are: LevoCap ER (REL-1015), a sustained release dosage form of the opioid analgesic levorphanol designed to be abuse deterrent; BuTab (oral buprenorphine, REL-1028), an oral dosage form of the opioid analgesic buprenorphine; and MepiGel (topical mepivacaine, REL-1021), an orphan drug designated, topical formulation of the local anesthetic mepivacaine. These products are not currently in active development.

Key Upcoming Anticipated Milestones

We expect multiple key milestones over the next 12-18 months (our fiscal year ends June 30; however, the anticipated milestones set forth below refer to calendar year periods). These include:

●	Presentation of full details of the Phase 2a data for REL-1017 in TRD in the first half of 2020.

●	Meeting with the U.S. Food and Drug Administration (FDA) in an End-of-Phase 2 meeting for REL-1017 in TRD at the end of the first half of 2020.

●	Start of pivotal studies for TRD. We intend to propose a Phase 3 study design of REL-1017 in TRD at the End-of-Phase 2 meeting with the FDA.

●	Start of Phase 2 study in MDD. At the End-of-Phase 2 meeting with the FDA, we intend to also propose a Phase 2 study design of REL-1017 in MDD. We plan to start both the Phase 3 TRD and Phase 2 MDD studies in the second half of 2020, though development plans may be delayed based on the FDA’s feedback and other factors.

Our Development Programs

Our four development projects are briefly described below:

d-methadone (dextromethadone, REL-1017) and Treatment-Resistant Depression (TRD)

Background

In 2014, the National Institute of Mental Health (NIMH) estimated that 15.7 million adults aged 18 or older in the United States had at least one major depressive episode in the past year. According to data from nationally representative surveys supported by NIMH, only about half of Americans diagnosed with major depression in a given year receive treatment. Of those receiving treatment with as many as four different standard antidepressants, 33% of drug-treated depression patients do not achieve adequate therapeutic benefits according to the Sequenced Treatment Alternatives to Relieve Depression (STAR*D) trial published in the American Journal of Psychiatry. In 2017, approximately 17.3 million people in the United States suffered from MDD and approximately 10 to 30% of patients suffered from TRD.

In addition to the high failure rate, none of the marketed products for depression can demonstrate rapid antidepressant effects and currently approved products can take two to four weeks to show activity. The urgent need for improved, faster acting antidepressant treatments is underscored by the fact that severe depression can be life-threatening, due to heightened risk of suicide.

Recent studies have shown that ketamine, a drug known previously as an anesthetic, can lift depression in many patients within hours. However, we believe it is unlikely that ketamine itself will become a practical treatment for most cases of depression. It must be administered through intravenous infusion, requiring a hospital setting, and more importantly can potentially trigger adverse side effects including psychedelic symptoms (hallucinations, memory defects, panic attacks), nausea/vomiting, somnolence, cardiovascular stimulation and, in a minority of patients, hepatoxicity. Ketamine also has not been thoroughly studied for long-term safety and effectiveness, and the FDA has not approved it to treat depression.

d-methadone Overview and Mechanism of Action

d-methadone’s mechanism of action, as a non-competitive NMDA channel blocker or antagonist, is fundamentally differentiated from all currently FDA-approved antidepressants, as well as all atypical antipsychotics used adjunctively with standard, FDA-approved antidepressants. Working through the same brain mechanisms as ketamine but potentially lacking its adverse side effects, d-methadone is being developed as a rapidly acting, oral agent for the treatment of depression, neuropathic pain, and/or other potential CNS pathological conditions.

In chemistry an enantiomer, also known as an optical isomer, is one of two stereoisomers that are mirror images of each other that are non-superposable (not identical), much as one’s left and right hands are the same except for being reversed along one axis. A racemic compound, or racemate, is one that has equal amounts of left- and right-handed enantiomers of a chiral molecule. For racemic drugs, often only one of a drug’s enantiomers is responsible for the desired physiologic effects, while the other enantiomer is less active or inactive.

Methadone is a highly lipophilic molecule that is suitable for a variety of administration routes, with oral bioavailability close to 80%.

As a single isomer of racemic methadone, d-methadone has been shown to possess NMDA antagonist properties with virtually no traditional opioid effect or ketamine-like adverse events at the expected therapeutic doses. In contrast, racemic methadone is associated with common opioid activity and side effects that include anxiety, nervousness, restlessness, sleep problems (insomnia), nausea, vomiting, constipation, diarrhea, drowsiness, and others. It has been shown that the left (levo) isomer, l-methadone, is largely responsible for methadone’s opioid activity, while the right (dextro) isomer, d-methadone, at the currently therapeutic doses used in development is virtually inactive as an opioid while maintaining affinity for the NMDA receptor.

NMDA receptors are present in many parts of the central nervous system and play important roles in regulating neuronal activity and promoting synaptic plasticity in brain areas important for cognitive functions such as executive function, learning and memory. Based on these premises, we believe d-methadone could show benefits in several different CNS indications.

d-Methadone Phase 1 Clinical Safety Studies

The safety data from two Company-funded d-methadone Phase 1 clinical safety studies and a third study conducted by researchers at Memorial Sloan-Kettering Cancer Center indicate that d-methadone was well tolerated in both healthy subjects and cancer patients at all therapeutic doses tested.

In November 2014, Health Canada approved a Clinical Trial Application (CTA) to conduct the first Phase 1 study with d-methadone. This was a Single Ascending Dose (SAD) study and was followed by a Multiple Ascending Dose (MAD) study, both in healthy volunteers. The two studies were designed to assess the safety, tolerability and pharmacokinetics of d-methadone in healthy, opioid-naïve subjects. The SAD study included single escalating oral doses of d-methadone to determine the maximum tolerated dose, defined as the highest dose devoid of unacceptable adverse events. In the MAD study, healthy subjects received daily oral doses of d-methadone for several days to assess its safety, pharmacokinetics and tolerability. In March 2015, we reported that d-methadone demonstrated an acceptable safety profile with no dose limiting side effects after four cohorts were exposed to increasing higher doses. In April 2015, we received clearance from Health Canada to continue with dose escalation and explore even higher single doses of d-methadone. In June 2015, we successfully completed the SAD study identifying the maximum tolerated dose and subsequently received a No Objection Letter (NOL) from Health Canada to conduct the MAD clinical study in August 2015. The MAD study was completed in January 2016 and the results successfully demonstrated a potential therapeutic dosing regimen for d-methadone with a favorable side effect and tolerability profile. The data from these studies were used to design the Phase 2a study in patients with TRD.

d-Methadone In Vivo Animal Study for Depression

In May 2016, we announced the results of an in vivo study showing that administration of d-methadone resulted in antidepressant-like effects in a well-validated animal model of depression, known as the forced swim test (FST), providing preclinical support for its potential as a novel treatment of depression.

According to the Journal of Visualized Experiments, the FST is based on the assumption that when placing an animal in a container filled with water, it will first make efforts to escape by swimming or climbing, but eventually will exhibit “immobility” that may be considered to reflect a measure of behavioral despair. This test has been extensively used because it involves the exposure of the animals to stress, which was shown to have a role in the tendency for major depression. Additionally, the FST has been shown to be influenced by some of the factors that are altered by or worsen depression in humans, including changes in food consumption and sleep abnormalities. The main advantages of the FST is that it is relatively easy to perform and its results are easily and quickly analyzed. Importantly, the FST’s sensitivity to a broad range of antidepressant drugs makes it a suitable screening test and is one of the most important features leading to its high predictive validity.

In our FST study, male Sprague Dawley rats were administered single doses of placebo, ketamine, or d-methadone on day one (after habituation; 24 hours prior to forced swim testing). At all doses tested, d-methadone induced statistically significant decrease of immobility of the rats compared to the placebo, suggesting antidepressant-like activity. In addition, the effect of d-methadone on immobility at the two highest doses tested was larger than the effect seen with ketamine. Moreover, the effects of d-methadone in the forced swim test were not caused by a stimulant effect on spontaneous locomotor activity of the rats. Locomotor activity of lab animals is often monitored to assess the behavioral effects of drugs.

In September 2017, we completed two additional in vivo studies to further assess the antidepressant-like effect of d-methadone in validated animal models, the Novelty Suppressed Feeding Test (NSFT) and the Female Urine-Sniffing test (FUST) test. The studies were performed by Professor Ronald S. Duman, Ph.D. at Yale University School of Medicine.

For FUST, rats are first exposed to a cotton tip dipped in tap water and later exposed to another cotton tip infused with fresh female urine. Male behavior was video recorded and total time spent sniffing the cotton-tipped applicator is determined. For NSFT, rats were food deprived for 24 hours and then placed in an open field with food pellets in the center; latency to eat is recorded in seconds. As a control, food consumption in the home cage is quantified. Rats were administered vehicle, ketamine or d-methadone.

The results of the FUST demonstrate that administration of ketamine induced a statistically significant increase of the time male rats spent engaged in sniffing female urine compared to vehicle group. Similarly, a single dose of d-methadone produced a statistically significant increase of the time spent sniffing female urine compared to vehicle. In contrast, ketamine or d-methadone had no effect on time sniffing water, demonstrating that the effect of drug treatment was specific to the rewarding effects of female urine. The results of the NSFT demonstrate that a single dose of ketamine significantly decreased the latency to eat in a novel open field. Similarly, a single dose of d-methadone also significantly decreased the latency to enter and eat in the novel feed. In contrast, neither ketamine nor methadone influenced latency to feed in the home cage.

These findings demonstrate that ketamine and d-methadone produce rapid antidepressant actions in the FUST and NSFT, effects that are only observed after chronic administration of an SSRI antidepressant.

A separate in vitro electrophysiology study of d-methadone was conducted using 2 subtypes of cloned human NMDA receptors.

The results of this study demonstrated functional antagonist activity with d-methadone comparable to that of both racemic ketamine and the isomer S-ketamine.

Phase 2a Study for d-Methadone

Combined with the results of our Phase 1 studies, the encouraging results of in vivo and in vitro studies supported further evaluation of d-methadone. We submitted an Investigational New Drug (IND) application for the Phase 2a study in TRD with the FDA, which was accepted on January 25, 2017.

In April 2017, we announced that the FDA granted Fast Track designation for d-methadone (REL-1017; dextromethadone) for the adjunctive treatment of major depressive disorder. Fast Track designation is a process designed to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need. The purpose, according to the FDA, is to get important new drugs to the patient earlier. Drugs that receive Fast Track designation may be eligible for more frequent meetings and written communications with the FDA, priority review and priority approval, and rolling New Drug Application (NDA) review.

In January 2018, we announced that we had acquired the global rights to develop and market d-methadone for the treatment of neurological conditions including certain rare diseases with symptoms affecting the CNS.

In February 2018, we initiated our Phase 2a study of d-methadone in patients with TRD who did not respond to one to three courses of antidepressant treatment in their current episode.

In July 2019, we announced the completion of dosing of the last patient in our Phase 2a study of d-methadone in patients with TRD.

In October 2019, we reported top-line data from the Phase 2a study of d-methadone in adults with TRD. Subjects in both dose groups experienced statistically significant improvement of their depression compared to subjects in the placebo group on all efficacy measures used in the study, including: the MADRS, the CGI-S, the CGI-I and the SDQ. The improvement on the MADRS appeared on Day 4 in both REL-1017 dose groups and continued through Day 7 and Day 14, seven days after treatment discontinuation, with P values< 0.03 and large effect sizes (a measure of quantifying the difference between two groups), ranging from 0.7 to 1.0. Similar findings emerged from the CGI-S and CGI-I scales. The study also supported the favorable tolerability profile of d-methadone, which was also observed in the Phase 1 studies. Subjects experienced mild and moderate AEs, and no serious adverse events, without significant differences between placebo and treatment groups. The AEs observed in the Phase 2a clinical study were of the same nature as those observed in the Phase 1 clinical studies in d-Methadone, and there was no evidence of either treatment induced psychotomimetic and dissociative AEs or withdrawal signs and symptoms upon treatment discontinuation.

d-methadone (dextromethadone, REL-1017) in other indications

In addition to developing d-methadone in TRD, we are initiating work in additional indications that include MDD and Rett syndrome. Rett syndrome is an X-linked neurodevelopmental disorder with high unmet need caused by Mecp2 gene mutation. Loss of Mecp2 disrupts synaptic function and structure and neuronal networks. Rett syndrome is an Orphan Disease affecting ~15,000 in U.S., primarily girls, with no approved therapy. The disease begins with a short period of developmental stagnation, then rapid regression in language and motor skills, followed by long-term stability.

Studies of ketamine, a NMDAR antagonist with a mechanism of action similar to that of d-methadone, in Rett Syndrome mouse models showed that low-dose ketamine acutely reverses multiple disease manifestations and chronic administration of ketamine improved Rett Syndrome progression, providing a solid rationale to pursue this indication with d-methadone.

Restless leg syndrome is another potential indication we may pursue in the future.

LevoCap ER (REL-1015)

LevoCap ER (REL-1015) is a novel formulation of an approved drug product. LevoCap ER is an extended release, proprietary formulation of levorphanol (levo-3-hydroxy-N-methyl-morphinan), a unique, broad spectrum opioid with additional “non-opioid” mechanisms of action. LevoCap ER is designed to be abuse deterrent. In particular, levorphanol binds to all three opioid receptor subtypes involved in analgesia (mu, kappa, and delta), the NMDA receptor, and the norepinephrine and serotonin reuptake pumps, whereas morphine, oxycodone, hydrocodone, and other opioids are highly selective for the mu receptor subtype. Due to its multi-modal mechanism of action, levorphanol could achieve analgesia in patients resistant to other strong opioids. In clinical studies, levorphanol demonstrated a broad spectrum of analgesic activity against many different types of pain including neuropathic pain, post-surgical pain, and chronic pain in patients refractory to other opioids.

Levorphanol is a potent opioid analgesic first introduced in the United States around 1953 for the treatment of moderate to severe pain where an opioid analgesic is appropriate. Extended-release (long-acting opioid) agents may be preferable to immediate release formulations due to better patient adherence, less dose-watching, and result in improved sleep. Both immediate- and extended-release opioids can potentially be crushed to produce concentrated drug with greater appeal to abusers. Intentional crushing or extracting the active ingredient from the extended-release dosage form can destroy the timed-release mechanism and result in a rapid surge of drug into the bloodstream for the purpose of achieving a high or euphoric feeling. Serious side effects and death have been reported from such misuse.

LevoCap ER is the first product candidate utilizing SECUREL™, our proprietary abuse deterrent extended release technology for opioid drugs. According to data on the formulation characteristics contained in the patent, SECUREL™ dosage forms cannot be easily crushed for inhalation or to obtain rapid euphoria from high blood levels when swallowed. It is also difficult for intravenous abusers to extract the active drug from the dosage form using common solvents, including alcohol.

We believe LevoCap ER can be developed under the Section 505(b)(2) regulatory pathway. Following a meeting with the FDA in January 2017, we believe we have defined a path forward for a Phase 3 clinical study for LevoCap ER and an NDA submission. In light of the promising data generated by our d-methadone research program, and our focus on the d-methadone program, we are currently limiting our investments in LevoCap ER.

BuTab (REL-1028)

BuTab (REL-1028) represents a novel formulation of oral, modified release buprenorphine as a potential therapeutic for both chronic pain and opioid dependence. Buprenorphine has been widely used by the sublingual and transdermal routes of administration, but was believed to be ineffective by the oral route because of poor oral bioavailability. We have completed a preclinical study to better define the pharmacokinetic profile of BuTab and to assess the time course of systemic absorption of buprenorphine using several different oral modified release formulations of buprenorphine in dogs, compared to an intravenous administration. Based on the results of this work, we obtained approval from Health Canada and initiated a Phase 1 pharmacokinetic study in healthy volunteers in the second quarter of 2015. This trial was completed in the fourth quarter of 2015. The absolute bioavailability of BuTab relative to intravenous (IV) administration exceeded published data with non-modified buprenorphine when administered orally and compares favorably with a currently marketed transdermal patch. There were no tolerability issues observed. The data generated by this study will guide formulation optimization and inform the design of subsequent clinical pharmacology studies. BuTab can be developed under the Section 505(b)(2) regulatory pathway. In light of the promising data generated by our d-methadone research program, and our focus on the d-methadone program, we are currently limiting our investments in BuTab.

MepiGel (REL-1021)

MepiGel (REL-1021), is a proprietary topical dosage form of the local anesthetic mepivacaine for the treatment of painful peripheral neuropathies, such as painful diabetic neuropathy, postherpetic neuralgia and painful HIV-associated neuropathy. Mepivacaine is an anesthetic (numbing medicine) that blocks the nerve impulses that send pain signals to the brain. It is chemically related to bupivacaine but pharmacologically related to lidocaine. Mepivacaine is currently indicated for infiltration, nerve block and epidural anesthesia. We have received two FDA Orphan Drug Designations for mepivacaine, one each for “the treatment of painful HIV-associated neuropathy” and for “the management of postherpetic neuralgia” (PHN). We have selected the formulations to be advanced into clinical studies for MepiGel after the evaluation of results from in vitro and ex vivo studies comparing various topical prototypes of mepivacaine that were conducted by MedPharm Ltd, a specialist formulation development company recognized internationally for its expertise in topical and transdermal products. Multiple toxicology studies were successfully conducted and completed in 2015. We believe MepiGel can be developed under the Section 505(b)(2) regulatory pathway. In light of the promising data generated by our d-methadone research program, and our focus on the d-methadone program, we are currently limiting our investments in MepiGel.

Overview of the 505(b)(2) Pathway

Part of our strategy is the utilization of FDA’s Section 505(b)(2) NDA for approval. The Section 505(b)(2) NDA is one of three drug approval pathways and represents an appealing regulatory strategy for many companies. The pathway was created by the Hatch-Waxman Amendments of 1984, with Section 505(b)(2) referring to a section of the Federal Food, Drug, and Cosmetic Act. The provisions of Section 505(b)(2) were created, in part, to help avoid unnecessary duplication of studies already performed on a previously approved drug; the section enables the applicant to rely on FDA’s prior findings in approving a similar product or published literature in support of its application.

A Section 505(b)(2) NDA contains full safety and effectiveness reports but permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the Section 505(b)(2) applicant can establish that reliance on the FDA’s prior findings of safety and/or effectiveness is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. This can result in a less expensive and faster development program, compared with a traditional development path, while creating new, differentiated products with tremendous commercial value.

Overview of Orphan Drug Status

A sponsor may request that a regulatory agency designate a drug intended to treat a rare disease or condition as an Orphan Drug. For example, in the United States, a rare disease or condition is defined as one which affects less than 200,000 people in the United States, or which affects more than 200,000 people but for which the cost of developing and making available the product is not expected to be recovered from sales of the product in the United States. Upon the approval of the first NDA for a drug designated as an orphan drug for a specified indication, the sponsor of that NDA is entitled to 7 years of exclusive marketing rights in the United States unless the sponsor cannot assure the availability of sufficient quantities to meet the needs of persons with the disease. In Europe, this exclusivity is 10 years, and in Australia it is 5 years. However, orphan drug status is particular to the approved indication and does not prevent another company from seeking approval of a drug that has other labeled indications that are not protected by orphan drug or other exclusivities. Orphan drugs may also be eligible for federal income tax credits for costs associated with such as the disease state, the strength and complexity of the data presented, the novelty of the target or compound, risk-management approval and whether multiple rounds of review are required for the agency to evaluate the submission. There is no guarantee that a potential treatment will receive marketing approval or that decisions on marketing approvals or treatment indications will be consistent across geographic areas.

Our Corporate History and Background

We are a clinical-stage biotechnology company developing NCEs and novel versions of proven drug products that potentially address areas of high unmet medical need in the treatment of depression and other CNS diseases.

Currently, none of our product candidates have been approved for sale in the United States or elsewhere. We have no commercial products nor do we have a sales or marketing infrastructure. In order to market and sell our products we must conduct clinical trials on patients and obtain regulatory approvals from appropriate regulatory agencies, like the FDA in the United States, and similar organizations elsewhere in the world.

We have not generated revenues and do not anticipate generating revenues for the foreseeable future. We had net loss of $17,318,000 and $8,961,000 for the years ended June 30, 2019 and June 30, 2018, respectively. At June 30, 2019, we have an accumulated deficit of $111,662,000.

Business Strategy

Our strategy is to leverage our industry experience, understanding of CNS markets and development expertise to identify, develop and commercialize product candidates with significant market potential that can fulfill unmet medical needs in the treatment of CNS diseases. We have assembled a management team along with both scientific and business advisors, including recognized experts in the fields of depression, with significant industry and regulatory experience to lead and execute the development and commercialization of d-methadone.

We plan to further develop d-methadone as our priority program. As the drug d-methadone is an NCE, the regulatory pathway required to support and NDA submission will consist of conducting a full clinical development program. Depending on the resources available to us, we may also develop REL-1028, REL-1015, REL-1021 via the Section 505(b)(2) regulatory pathway. We would anticipate, if approved, obtaining three-year exclusivity under the Hatch-Waxman Act for the new indications for those products and also orphan drug exclusivity in certain indications. We plan to also generate intellectual property (IP) that will further protect our products from competition. We will continue to prioritize our product development activities after taking into account the resources we have available, market dynamics and potential for adding value. We plan to continue to outsource development of our product candidates, while retaining scientific, operational and financial oversight and control.

Market Opportunity

We believe that the market for addressing areas of high unmet medical need in the treatment of CNS diseases will continue to be large for the foreseeable future and that it will represent a sizable revenue opportunity for us. For example, the World Health Organization (WHO) has estimated that CNS diseases affect nearly 2 billion people globally, making up approximately 40% of total disease burden (based on disability adjusted life years), compared with 13% for cancer and 12% for cardiovascular disease. We also believe that each of our product candidates is designed to have value added features that will provide product related competitive advantages versus the existing drugs available on the market.

The depression treatment market is segmented on the basis of antidepressants drugs, devices, and therapies. Antidepressants are the largest and most popular market segment. The antidepressants segment consists of large pharmaceutical and generic companies, such as Eli Lily, Pfizer, GlaxoSmithKline, Allergan, Sage Therapeutics and Johnson & Johnson. Some of the popular drugs produced by these companies are Cymbalta® (Eli Lily), Effexor® (Pfizer), Pristiq® (Pfizer), Zulresso (Sage) and Spravato (Johnson & Johnson).

Intellectual Property Portfolio and Market Exclusivity

We have secured three Orphan Drug Designations from the FDA: 1) d-methadone for “the treatment of postherpetic neuralgia”; 2) MepiGel for “the treatment of painful HIV-associated neuropathy”; and MepiGel for “the management of postherpetic neuralgia.” Each would, upon NDA approval, carry 7-year FDA Orphan Drug marketing exclusivity. In the European Union, some of our products may be eligible up to 10 years of market exclusivity, which includes 8 years data exclusivity and 2 years market exclusivity. In addition to any granted patents, our products will be eligible for market exclusivity to run concurrently with the term of the patent for 3 years in the U.S. (Hatch Waxman plus pediatric exclusivity) and up to 10 years of in the E.U. We believe an extensive intellectual property estate of several patents will protect our technology and products once our patent applications for our products are approved.

The following is a summary of our patents and patent applications:

Levorphanol:

US Patent No. 9,125,833, filed 4/26/08, granted on 9/8/15. Multimodal Abuse Resistant and Extended Release Opioid Formulations. Owned by Relmada. Estimated expiry in 2029. This patent may cover the SECUREL technology platform and Relmada’s lead product candidate, LevoCap ER (REL-1015, levorphanol extended-release, abuse deterrent capsules) as well as providing additional coverage for multiple opioid molecules that are prone to abuse.

EU patent No. 2,448,406, filed 2/26/10, granted on 4/20/16. Extended Release Oral Pharmaceutical Compositions of 3-Hydroxy-N-Methylmorphinan and Method of Use. Owned by Relmada. Estimated expiry in 2030.

U.S. Patent application 12/223,327 filed 1/29/07, Abuse Resistant and Extended Release Formulations and Method of Use Thereof. Owned by Relmada. Currently pending.

U.S. Patent application 13/320,989 filed 2/26/10 Extended Release Oral Pharmaceutical Compositions of 3-Hydroxy-N-Methylmorphinan and Method of Use. Owned by Relmada. Currently pending.

EP Patent Application No. 16158311.7 filed 2/26/10, Extended Release Oral Pharmaceutical. Owned by Relmada. Currently pending.

d-Methadone:

U.S. Patent No. 9,468,611 issued on 10/18/2016 (filed 3/14/2013), “d-Methadone for the Treatment of Psychiatric Symptoms.” Licensed to Relmada. Estimated expiry in 2033.

U.S. Patent No. 9,855,226 issued on 1/2/2018 (filed 7/7/2016), “d-Methadone for the Treatment of Psychiatric Symptoms.” Licensed to Relmada. Estimated expiry in 2033.

U.S. Patent Application No. 15/884,915 (filed 1/31/2018), “Compounds for the treatment or prevention of disorders of the Nervous system and symptoms and manifestations thereof, and for cyto-protection against diseases and aging of cells and symptoms and manifestations thereof.”

Australian Patent No. 2013323645 issued on 2/15/2018 (filed 9/25/2013), “d-Methadone for the Treatment of Psychiatric Symptoms.” Licensed to Relmada. Estimated expiry in 2033.

European Patent No. 2,906,209 granted on 6/20/2018 (filed 9/25/2013), “d-Methadone for the Treatment of Psychiatric Symptoms.” Licensed to Relmada. Estimated expiry in 2033.

Australian Patent Application No. 2017276189 (filed 9/25/2013), “d-Methadone for the Treatment of Psychiatric Symptoms.” Licensed to Relmada.

Canadian Patent Application No. 2,893,238 (filed 9/25/2013), “d-Methadone for the Treatment of Psychiatric Symptoms.” Licensed to Relmada.

Chinese Patent No. ZL201380061197.3 issued on 9/14/2019 (filed 9/25/2013), “d-Methadone for the Treatment of Psychiatric Symptoms.” Licensed to Relmada.

Hong Kong Patent Application No. 16101841.1 (filed 9/25/2013), “d-Methadone for the Treatment of Psychiatric Symptoms.” Licensed to Relmada. Currently allowed and awaiting issuance.

Indian Patent Application No. 3481/DELNP/2015 (filed 9/25/2013), “d-Methadone for the Treatment of Psychiatric Symptoms.” Licensed to Relmada.

Mexican Patent Application No. 2015/006720 (filed 9/25/2013), “d-Methadone for the Treatment of Psychiatric Symptoms.” Licensed to Relmada.

South Korean Patent No. 1969667 issued 4/10/2019 (filed 9/25/2013), “d-Methadone for the Treatment of Psychiatric Symptoms.” Licensed to Relmada.

Taiwanese Patent Application No. 107108987 (filed 3/16/2018), “Compounds for the treatment or prevention of disorders of the Nervous system and symptoms and manifestations thereof, and for cyto-protection against diseases and aging of cells and symptoms and manifestations thereof.”

Australian Patent Application No. 2018215056 (filed 1/31/2018), “Compounds for the treatment or prevention of disorders of the Nervous system and symptoms and manifestations thereof, and for cyto-protection against diseases and aging of cells and symptoms and manifestations thereof.” Licensed to Relmada.

Brazilian Patent Application No. BR112019015286-5 (filed 1/31/2018), “Compounds for the treatment or prevention of disorders of the Nervous system and symptoms and manifestations thereof, and for cyto-protection against diseases and aging of cells and symptoms and manifestations thereof.” Licensed to Relmada.

Canadian Patent Application No. 3052273 (filed 1/31/2018), “Compounds for the treatment or prevention of disorders of the Nervous system and symptoms and manifestations thereof, and for cyto-protection against diseases and aging of cells and symptoms and manifestations thereof.” Licensed to Relmada.

Chinese Patent Application No. 201880020508.4 (filed 1/31/2018), “Compounds for the treatment or prevention of disorders of the Nervous system and symptoms and manifestations thereof, and for cyto-protection against diseases and aging of cells and symptoms and manifestations thereof.” Licensed to Relmada.

EP Patent Application No. 18706021.5 (filed 1/31/2018), “Compounds for the treatment or prevention of disorders of the Nervous system and symptoms and manifestations thereof, and for cyto-protection against diseases and aging of cells and symptoms and manifestations thereof.” Licensed to Relmada.

Indian Patent Application No. 201917033638 (filed 1/31/2018), “Compounds for the treatment or prevention of disorders of the Nervous system and symptoms and manifestations thereof, and for cyto-protection against diseases and aging of cells and symptoms and manifestations thereof.” Licensed to Relmada.

Japanese Patent Application No. (appl’n no. not yet assigned) (filed 1/31/2018), “Compounds for the treatment or prevention of disorders of the Nervous system and symptoms and manifestations thereof, and for cyto-protection against diseases and aging of cells and symptoms and manifestations thereof.” Licensed to Relmada.

Mexican Patent Application No. 2019/009038 (filed 1/31/2018), “Compounds for the treatment or prevention of disorders of the Nervous system and symptoms and manifestations thereof, and for cyto-protection against diseases and aging of cells and symptoms and manifestations thereof.” Licensed to Relmada.

South Korean Patent Application No. 2019-7025398 (filed 1/31/2018), “Compounds for the treatment or prevention of disorders of the Nervous system and symptoms and manifestations thereof, and for cyto-protection against diseases and aging of cells and symptoms and manifestations thereof.” Licensed to Relmada.

U.S. Provisional Patent Application No. 62/852,537 (filed 5/24/2019), “Dextromethadone for the Prevention and Treatment of Diseases and Conditions in Asian Subjects.” Licensed to Relmada.

U.S. Provisional Patent Application No. 62/798,709 (filed 1/31/2019), “Structurally Modified Opioids for the Prevention and Treatment of Diseases and Conditions,” Licensed to Relmada.

International (PCT) Patent Application No. PCT/US2019/055590 (filed 10/10/2019), “Structurally Modified Opioids for the Prevention and Treatment of Diseases and Conditions,” Licensed to Relmada.

Buprenorphine:

U.S. Patent application 12/988,209 (filed 3/9/2009), “Oral Pharmaceutical Compositions of Buprenorphine and Method of Use.” Owned by Relmada.

U.S. Patent Application No. 13/229,505 (filed 9/9/2011), “Oral Pharmaceutical Compositions of Buprenorphine.” Owned by Relmada.

U.S. Patent Application No. 15/057,358 (filed 3/1/2016), “Oral Pharmaceutical Compositions of Buprenorphine.” Owned by Relmada.

EP Patent Application No. 9719755.2 (filed 3/9/2009), “Oral Pharmaceutical Compositions of Buprenorphine and Method of Use.” Owned by Relmada.

EP Patent Application No. 09841608.4 (filed 9/28/2009), “Modified Release Pharmaceutical Compositions of Buprenorphine.” Owned by Relmada.

Mepivacaine:

Canadian Patent No. 2,796,575 issued on 5/15/2018 (filed 4/13/2011), “Dermal Pharmaceutical Compositions of 1-Methyl-2,6-Pipecoloxylidide and Method of Use.” Owned by Relmada. Estimated expiry in 2031.

Chinese Patent No. ZL201180027559.8 issued on 5/31/2017 (filed 4/13/2011), “Dermal Pharmaceutical Compositions of 1-Methyl-2,6-Pipecoloxylidide and Method of Use.” Owned by Relmada. Estimated expiry in 2031.

Japanese Patent No. 5927506 issued on 5/13/2016 (filed 4/13/2011), “Dermal Pharmaceutical Compositions of 1-Methyl-2,6-Pipecoloxylidide and Method of Use.” Owned by Relmada. Estimated expiry in 2031.

U.S. Patent Application No. 13/641,240 (filed 4/13/2011), “Dermal Pharmaceutical Compositions of 1-Methyl-2,6-Pipecoloxylidide and Method of Use.” Owned by Relmada.

Australian Patent No. 2016259348 issued 2/21/2019 (filed 4/13/2011), “Dermal Pharmaceutical Compositions of 1-Methyl-2,6-Pipecoloxylidide and Method of Use.” Owned by Relmada.

European Patent No. 2557924 issued 6/12/2019 (filed 4/13/2011), “Dermal Pharmaceutical Compositions of 1-Methyl-2,6-Pipecoloxylidide and Method of Use.” Owned by Relmada.

Indian Patent Application No. 9424/CHENP/2012 (filed 4/13/2011), “Dermal Pharmaceutical Compositions of 1-Methyl-2,6-Pipecoloxylidide and Method of Use.” Owned by Relmada.

South Korean Patent Application No. 10-2018-7017167 (filed 4/13/2011), “Dermal Pharmaceutical Compositions of 1-Methyl-2,6-Pipecoloxylidide and Method of Use.” Owned by Relmada.

Chinese Patent Application No. 20171323695.0 (filed 4/13/2011), “Dermal Pharmaceutical Compositions of 1-Methyl-2,6-Pipecoloxylidide and Method of Use.” Owned by Relmada.

Hong Kong Patent Application No. 18102952.2 (filed 4/13/2011), “Dermal Pharmaceutical Compositions of 1-Methyl-2,6-Pipecoloxylidide and Method of Use.” Owned by Relmada.

d-Methadone License Agreement

In January 2018 we entered into an Intellectual Property Assignment Agreement (the “Assignment Agreement”) and License Agreement (the License Agreement and together with the Assignment Agreement, the Agreements), with Dr. Charles E. Inturrisi and Dr. Paolo Manfredi (collectively, the “Licensor”). Pursuant to the Assignment Agreement, we assigned our existing rights, including patents and patent applications, to d-methadone in the context of psychiatric use to Licensor, and pursuant to the License Agreement, Licensor then granted us an exclusive, perpetual, worldwide license under the assigned intellectual property rights as well as patents and know-how covering certain new inventions developed by Licensor and relating to d-methadone in neurological and other uses, to develop and commercialize d-methadone in all fields of use . The License Agreement also grants to us rights in all future inventions developed by Licensor, whether or not in collaboration with us, that relate in any way to d-methadone or the use thereof. The License Agreement was amended in December 2019 to modify certain termination rights relating to the Chief Executive Officer, which are described further below.

In consideration of the rights granted to us under the License Agreement, we paid Licensor an upfront license fee of $180,000. Additionally, we are required to pay Licensor a quarterly license maintenance fee of $45,000 until the earliest to occur of the following events: (i) the first commercial sale of a licensed product anywhere in the world, (ii) the expiration or invalidation of the last to expire or be invalidated of the patent rights anywhere in the world, or (iii) the termination of the License Agreement. We will also pay Licensor royalties in the very low single digits on net sales of licensed products covered by the licensed intellectual property rights, including future licensed products, subject to certain reductions following expiration of the patent rights covering the licensed products, and a percentage of all consideration received by us for sublicenses granted under the License Agreement ranging from twenty percent down to the mid-teens, depending on the extent of patent coverage of the licensed products. We will be required to pay royalties and sublicensing revenue to Licensor as long as we continue to receive income derived from the intellectual property rights licensed to us under the License Agreement.

If we develop any new inventions relating to d-methadone, we are required to do so in collaboration with Licensor, and to file patents covering such inventions jointly in the name of the Company and Licensor. All such future inventions or patents shall be jointly owned by us and Licensor, and will be included in and subject to the financial and other terms of the License Agreement.

The License Agreement includes standard termination rights for Licensor in the event of our insolvency, challenge of the licensed patents and uncured material breach of our obligations under the License Agreement. In addition, the License Agreement contains certain “Key Man” provisions such that Licensor may terminate the License Agreement if we terminate the employment of our Chief Executive Officer Mr Sergio Traversa for any reason other than for specified causes determined by a majority of our Board of Directors (including fraud, gross negligence, unauthorized use of our confidential information, conduct including harassment or discrimination, breach of fiduciary duty or uncured material breach), or if we (a) substantially modify Mr Traversa’s job responsibilities or decision-making rights in connection with the development and commercialization of d-methadone, (b) remove him from the role of Chief Executive Officer other than in connection with a permitted change-of-control transaction, (c) materially reduce his compensation, or (d) assign or transfer our rights under the License Agreement or the d-methadone intellectual property without Mr Traversa’s consent, in each case (termination or the events in (a) through (d)) during the period commencing on the effective date and ending on the later of five years from the original effective date of the License Agreement or December 31, 2022 (the “Key Man Term”). The December 2019 amendment to the License Agreement made certain clarifications to the nature of a termination for Cause, including to clarify that termination due to Mr Traversa’s death or disability does not give Licensor the right to terminate the License Agreement.

Wonpung License Agreement

In 2007, we entered into a License Development and Commercialization Agreement with Wonpung Mulsan Co (Wonpung), a shareholder of ours. Wonpung has exclusive territorial rights in countries it selects in Asia to market up to two drugs we are currently developing, as well as a right of first refusal (ROFR) for up to an additional five drugs that we may develop in the future and selected by Wonpung, as defined in more detail in the license agreement. In January 2018, Wonpung exercised its ROFR with respect to d-methadone for South Korea, Japan, the People’s Republic of China, Taiwan, Singapore and Hong Kong.

We received an upfront license fee of $1,500,000 and will earn royalties of up to 12% of net sales for up to two licensed products we are currently developing. The licensing terms for products for which Wonpung may exercise the ROFR will be subject to future negotiations on a product-by-product basis, and are subject to binding arbitration if we are unable to agree upon the licensing terms. The terms of each licensing agreement will expire on the earlier of any time from 15 years to 20 years after licensing or on the date of commercial availability of a generic product to such licensed product in the licensed territory. Our current focus is on developing and marketing our products in the United States and not Asia.

Key Strengths

We believe that the key elements for our success include:

●	Compelling lead product opportunity, d-methadone completed Phase 2a trial for treatment of TRD.

●	Successful Phase 1 safety studies of d-methadone and strong clinical activity signal in depression established in three independent animal models.

●	Potential in additional indications in underserved markets with large patient population and rare diseases such as Restless Leg Syndrome and Rett Syndrome.

●	Scientific support of leading experts: Our scientific advisors include clinicians and scientists who are affiliated with a number of highly regarded medical institutions such as Harvard, Cornell, Yale, Penn and John Hopkins Universities.

●	Substantial IP portfolio and market protection: approved and filed patent applications provide coverage beyond 2030. In addition, some of our drugs, including d-methadone have also been designated as Orphan Drugs by the FDA, thereby providing seven years of market exclusivity at launch.

Competition Overview

The pharmaceutical and biotechnology industry is characterized by intense competition, rapid product development and technological change. Competition is intense among manufacturers of prescription pharmaceuticals and other product areas where we may develop and market products in the future. Most of our competitors are large, well-established pharmaceutical or healthcare companies with considerably greater financial, marketing, sales and technical resources than are available to us. Additionally, many of our competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our products. Our products could be rendered obsolete or made uneconomical by the development of new products.

Regarding our competitive position in the industry, none of our products have been approved for sale.

Currently, there are no oral FDA-approved therapies for TRD with the mechanism of action of d-methadone. Johnson & Johnson’s Spravato (esketamine nasal spray) has been recently approved for the treatment of TRD however it needs to be taken under the supervision of a healthcare provider in a healthcare setting. Products approved for other indications, for example, low doses of the anesthetic ketamine, are being or may be increasingly used off-label for treating depression, as well as other CNS indications for which d-methadone may have therapeutic potential. Additionally, other treatment options, such psychotherapy and electroconvulsive therapy, are sometimes used instead of and before antidepressant medications to treat patients with TRD.

In the field of new generation antidepressants focused on specifically blocking the NMDA receptor channel, our principal competitor is intranasal esketamine, an isomer of ketamine, developed by Johnson & Johnson subsidiary Janssen Pharmaceuticals and approved in the United States in March 2019. Other potential competitors focused on modulation of the NMDA receptor at its glycine co-agonist site include VistaGen Therapeutics, Inc. that is developing AV-101, an orally available prodrug candidate that gains access to the CNS after systemic administration and is rapidly converted in the brain into its active metabolite, 7-chlorokynurenic acid (7-Cl-KYNA), a well-characterized, potent and highly selective antagonist of the NMDA receptor at the glycine co-agonist site. Vistagen is currently conducting a multicenter Phase 2 study for the adjunctive use of oral AV-101 for MDD in patients with an inadequate response to standard antidepressant therapy.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products. The processes for obtaining regulatory approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources.

FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act (FD&C Act) and other federal and state statutes and regulations govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications (NDAs), warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Pharmaceutical product development for a new product or certain changes to an approved product in the U.S. typically involves preclinical laboratory and animal tests, the submission to FDA of an investigational new drug application (IND) which must become effective before clinical testing may commence, and adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought. Satisfaction of FDA pre-market approval requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal trials to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including good laboratory practices. The results of preclinical testing are submitted to FDA as part of an IND along with other information, including information about product chemistry, manufacturing and controls, and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND is submitted. A 30-day waiting period after the submission of each IND is required prior to the commencement of clinical testing in humans. If FDA has neither commented on nor questioned the IND within this 30-day period, the clinical trial proposed in the IND may begin. Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator. Clinical trials must be conducted: (i) in compliance with federal regulations; (ii) in compliance with good clinical practice, or GCP, an international standard meant to protect the rights and health of patients and to define the roles of clinical trial sponsors, administrators and monitors; as well as (iii) under protocols detailing the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol involving testing on U.S. patients and subsequent protocol amendments must be submitted to FDA as part of the IND.

FDA may order the temporary, or permanent, discontinuation of a clinical trial at any time, or impose other sanctions, if it believes that the clinical trial either is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board (IRB) for approval. An IRB may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the IRB's requirements, or may impose other conditions.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1, the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence of effectiveness. Phase 2 usually involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks. If a drug demonstrates evidence of effectiveness and an acceptable safety profile in Phase 2 evaluations, Phase 3 trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases, FDA requires two adequate and well-controlled Phase 3 clinical trials to demonstrate the efficacy of the drug. A single Phase 3 trial with other confirmatory evidence may be sufficient in rare instances, such as where the study is a large multicenter trial demonstrating internal consistency and a statistically very persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

The manufacturer of an investigational drug in a Phase 2 or 3 clinical trial for a serious or life-threatening disease is required to make available, such as by posting on its website, its policy on evaluating and responding to requests for expanded access.

After completion of the required clinical testing, an NDA is prepared and submitted to FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product's pharmacology, chemistry, manufacture and controls. The cost of preparing and submitting an NDA is substantial. The submission of most NDAs is additionally subject to a substantial application user fee, and the applicant under an approved NDA is also subject to an annual program fee for each prescription product. These fees are typically increased annually. Sponsors of applications for drugs granted Orphan Drug Designation are exempt from these user fees.

FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the agency's threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, FDA begins an in-depth review. FDA has agreed to certain performance goals in the review of NDAs to encourage timeliness. Applications for most standard review drug products are reviewed within twelve months from submission of NDAs for new molecular entities (NMEs) and ten months from submission of NDAs for non-NMEs. Priority review can be applied to drugs that FDA determines offer major advances in treatment or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by FDA for three additional months to consider certain late-submitted information or information intended to clarify information already provided in the submission.

FDA may also refer applications for novel drug products, or drug products that present difficult questions of safety or efficacy, to an outside advisory committee – typically a panel that includes clinicians and other experts – for review, evaluation and a recommendation as to whether the application should be approved. FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations.

Before approving an NDA, FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, FDA will inspect the facility or the facilities at which the drug is manufactured. FDA will not approve the product unless compliance with current good manufacturing practices (cGMPs) is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for FDA to reconsider the application. If, or when, those deficiencies have been addressed to FDA's satisfaction in a resubmission of the NDA, FDA will issue an approval letter. FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, FDA may require a risk evaluation and mitigation strategy (REMS) to help ensure that the benefits of the drug outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (ETASU). ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug's safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Fast Track Designation

FDA is required to facilitate the development, and expedite the review, of drugs that are intended for the treatment of a serious or life-threatening disease or condition for which there is no effective treatment and which demonstrate the potential to address unmet medical needs for the condition. Under the Fast Track program, the sponsor of a new drug candidate may request that FDA designate the drug candidate for a specific indication as a Fast Track drug concurrent with, or after, the filing of the IND for the drug candidate. FDA must determine if the drug candidate qualifies for Fast Track Designation within 60 days of receipt of the sponsor's request.

If a submission is granted Fast Track Designation, the sponsor may engage in more frequent interactions with FDA, and FDA may review sections of the NDA before the application is complete. This rolling review is available if the applicant provides, and FDA approves, a schedule for the submission of the remaining information and the applicant pays applicable user fees. However, FDA's time period goal for reviewing an application does not begin until the last section of the NDA is submitted. Additionally, Fast Track Designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Orphan Drugs

Under the Orphan Drug Act, FDA may grant Orphan Drug Designation to drugs intended to treat a rare disease or condition – generally a disease or condition that affects fewer than 200,000 individuals in the U.S. Orphan Drug designation must be requested before submitting an NDA. After FDA grants Orphan Drug Designation, the generic identity of the drug and its potential orphan use are disclosed publicly by FDA. Orphan Drug Designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first NDA applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA Orphan Drug Designation is entitled to a seven-year exclusive marketing period in the U.S. for that product, for that indication. During the seven-year exclusivity period, FDA may not approve any other applications to market the same drug for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition. Among the other benefits of Orphan Drug Designation are tax credits for certain research and an exemption from the NDA application user fee.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of FDA regulated products, including drugs, are required to register and disclose certain clinical trial information. Information related to the product, patient population, phase of investigation, study sites and investigators, and other aspects of the clinical trial is then made public as part of the registration. Sponsors are also obligated to discuss the results of their clinical trials after completion. Disclosure of the results of these trials can be delayed in certain circumstances for up to two years after the date of completion of the trial. Competitors may use this publicly available information to gain knowledge regarding the progress of development programs.

Pediatric Information

Under the Pediatric Research Equity Act (PREA), NDAs or supplements to NDAs must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the drug is safe and effective. FDA may grant full or partial waivers, or deferrals, for submission of data. With certain exceptions, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The Best Pharmaceuticals for Children Act (BPCA) provides NDA holders a six-month extension of any exclusivity – patent or nonpatent – for a drug if certain conditions are met. Conditions for exclusivity include FDA's determination that information relating to the use of a new drug in the pediatric population may produce health benefits in that population, FDA making a written request for pediatric studies, and the applicant agreeing to perform, and reporting on, the requested studies within the statutory timeframe. Applications under the BPCA are treated as priority applications, with all of the benefits that designation confers.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to certain post-approval requirements. For instance, FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling.

Adverse event reporting and submission of periodic reports are required following FDA approval of an NDA. FDA also may require post-marketing testing, known as Phase 4 testing, REMS and surveillance to monitor the effects of an approved product, or FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with FDA subjects entities to periodic unannounced inspections by FDA, during which the Agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

The Hatch-Waxman Amendments

Orange Book Listing

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application (ANDA). An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, preclinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA label does not contain (or carve out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the referenced product has expired.

Exclusivity

Upon NDA approval of a new chemical entity (NCE), which is a drug that contains no active moiety that has been approved by FDA in any other NDA, that drug receives five years of marketing exclusivity during which FDA cannot receive any ANDA seeking approval of a generic version of that drug. An ANDA may be submitted one year before NCE exclusivity expires if a Paragraph IV certification is filed. If there is no listed patent in the Orange Book, there may not be a Paragraph IV certification, and, thus, no ANDA may be filed before the expiration of the exclusivity period. Certain changes to a drug, such as the addition of a new indication to the package insert, can be the subject of a three-year period of exclusivity if the application contains reports of new clinical investigations (other than bioavailability studies) conducted or sponsored by the sponsor that were essential to approval of the application. FDA cannot approve an ANDA for a generic drug that includes the change during the period of exclusivity.

In the case of a non-racemic drug containing as an active ingredient a single enantiomer that is contained in a racemic drug approved in another NDA, the NDA for the non-racemic drug may elect to have the single enantiomer not be considered the same active ingredient as that contained in the approved racemic drug and therefore eligible for NCE exclusivity, if certain conditions are met. These conditions include: (1) the single enantiomer has not been previously approved except in the approved racemic drug, (2) the NDA for the non-racemic drug includes full reports of new clinical investigations necessary for the approval of the product conducted or sponsored by the applicant and not submitted for approval of the racemic drug, and (3) the NDA for the non-racemic drug is not submitted for approval of a condition of use in a therapeutic category in which the approved racemic drug has been approved or for which any other enantiomer of the racemic drug has been approved. In addition, FDA will not approve the non-racemic drug for any condition of use in the therapeutic category in which the racemic drug has been approved for a period of 10 years after approval of the non-racemic drug, and the labeling of the non-racemic drug will include a statement in the indication that the non-racemic drug is not approved, and has not been shown to be safe and effective, for any condition of use of the racemic drug. The applicant for the non-racemic drug may make this election only in an application submitted before October 1, 2022.

Patent Term Extension

After NDA approval, owners of relevant drug patents may apply for up to a five-year patent extension. The allowable patent term extension is calculated as half of the drug’s testing phase (the time between IND application and NDA submission) and all of the review phase (the time between NDA submission and approval up to a maximum of five years). The time can be shortened if FDA determines that the applicant did not pursue approval with due diligence. The total patent term after the extension may not exceed 14 years, and only one patent can be extended. For patents that might expire during the application phase, the patent owner may request an interim patent extension. An interim patent extension increases the patent term by one year and may be renewed up to four times. For each interim patent extension granted, the post-approval patent extension is reduced by one year. The director of the United States Patent and Trademark Office must determine that approval of the drug covered by the patent for which a patent extension is being sought is likely. Interim patent extensions are not available for a drug for which an NDA has not been submitted.

Section 505(b)(2) NDAs

A special type of NDA, commonly referred to as a Section 505(b)(2) NDA, enables the applicant to rely, in part, on the FDA’s prior findings in approving a similar product or published literature in support of its application. A Section 505(b)(2) NDA may provide an alternate path to FDA approval for a new or improved formulation, a new route of administration, or a new use of a previously approved product. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant and for which the applicant has not obtained a right of reference. If the Section 505(b)(2) applicant can establish that reliance on the FDA’s prior findings of safety and/or effectiveness is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product. The FDA may then approve the new product candidate for all, or some, of the indications for which the referenced product has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that the Section 505(b)(2) applicant is relying on the FDA’s prior findings of safety or effectiveness for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an abbreviated new drug application, or ANDA, applicant would. Thus, approval of a Section 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.

Controlled Substances

The federal Controlled Substances Act of 1970, or CSA, and its implementing regulations establish a closed chain of distribution for entities handling controlled substances. The CSA and regulations enforced by the United States Drug Enforcement Administration, or DEA, impose registration, security, recordkeeping and reporting, storage, manufacturing, distribution, importation, exportation, and other requirements on entities handling controlled substances. The DEA requires those individuals or entities that handle controlled substances to comply with these requirements in order to ensure legitimate use and prevent the diversion of controlled substances to illicit channels of commerce.

Facilities that manufacture, distribute, import or export any controlled substance must register annually with the DEA. The DEA registration is specific to a particular location, activity, and controlled substance schedule. For example, separate registrations are required for importation and manufacturing activities, and the authority granted under each registration determines which schedules of controlled substances the registrant may handle. However, certain DEA registrations permit coincident activities without obtaining a separate DEA registration, such as authorizing a manufacturer to also distribute controlled substances produced by that registrant.

The CSA categorizes controlled substances into one of five schedules – Schedule I, II, III, IV, or V – depending on the potential for abuse and physical or psychological dependence. Schedule I substances by definition have a high potential for abuse, have no currently accepted medical use in treatment in the U.S. and lack accepted safety for use under medical supervision. They may not be marketed or sold for dispensing to patients in the U.S. Pharmaceutical products having a currently accepted medical use and that are otherwise approved for marketing may be listed as Schedule II, III, IV, or V substances, with Schedule II substances presenting the highest potential for abuse and physical or psychological dependence, and Schedule V substances presenting the lowest relative potential for abuse and dependence. Schedule II substances (as well as substances defined as narcotics in any Schedule) are subject to most regulatory requirements and restrictions, such as recordkeeping, reporting and security. For example, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist in most situations unless they are electronically prescribed pursuant to DEA regulations, and cannot be refilled. Schedules III, IV and V controlled substances are subject to fewer restrictions.

The DEA inspects manufacturers, distributors, importers, and exporters to review compliance with the CSA and DEA regulations including security, record keeping and reporting prior to issuing a controlled substance registration. The specific security requirements vary by the type of business activity and the schedule and quantity of controlled substances handled by the registrant. The most stringent requirements apply to manufacturers of Schedule I and Schedule II substances. Physical security for controlled substances includes storage in approved vaults, safes, and cages, and the use of alarm systems and surveillance cameras. Other security measures include restricted employee access to controlled substances. Once registered, manufacturing, distribution, exporting or importing facilities must maintain records documenting the manufacture, receipt, distribution, import, or export of all controlled substances. Manufacturers and distributors must also submit regular reports to the DEA of the distribution of Schedule I and II controlled substances, Schedule III narcotic substances, and other designated substances. All DEA registrants must report any controlled substance thefts or significant losses and must obtain authorization to destroy or dispose of controlled substances. In addition to maintaining an importer and/or exporter registration, importers and exporters of controlled substances must obtain a permit for every import or export of a Schedule I or II substance and a narcotic substance in Schedule III, IV and V. For all other drugs in Schedule III, IV and V, importers and exporters must submit an import or export declaration.

Practitioners such as pharmacies and physicians, as well as other types of entities that handle controlled substances, such as researchers and analytical laboratories, are also subject to DEA registration, recordkeeping, reporting, and security requirements on the receipt, storage, and dispensing of controlled substances.

The DEA establishes annually an aggregate production quota for the amount of substances within Schedules I and II and certain Schedule III substances, that may be produced in the U.S. based on the DEA’s estimate of the quantity needed to meet legitimate medical, scientific, research and industrial needs. The aggregate quota for each controlled substance is allocated among the various individual manufacturers through an application process. Manufacturers may not exceed the manufacturing or procurement quota granted in a given year. The quotas apply equally to the manufacturing of the active pharmaceutical ingredient and production of dosage forms. The DEA may adjust aggregate production quotas and individual manufacturing or procurement quotas from time to time during the year, although the DEA has substantial discretion concerning whether or not to make such adjustments.

Failure to maintain compliance with applicable DEA requirements, particularly as manifested in the loss or diversion of controlled substances, can result in an enforcement action. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate administrative proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal prosecution.

The various states, commonwealths, and the District of Columbia, also regulate controlled substances and impose similar licensing, recordkeeping, and reporting requirements on entities that handle controlled substances. Entities must independently comply with the various state requirements in addition to the federal controlled substance requirements.

Other Healthcare Laws

In the United States, biotechnology company activities are subject to regulation by various federal, state and local authorities in addition to the FDA, including but not limited to, the Centers for Medicare & Medicaid Services (CMS), other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General and the Office for Civil Rights), the U.S. Department of Justice (DOJ) and individual U.S. Attorney offices within the DOJ, and state and local governments. For example, research, sales, marketing and scientific/educational grant programs have to comply with the anti-fraud and abuse provisions of the Social Security Act, the federal false claims laws, the privacy and security provisions of the Health Insurance Portability and Accountability Act (HIPAA) and similar state laws, each as amended, as applicable.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering, recommending or arranging for the purchase, lease or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term remuneration has been interpreted broadly to include anything of value. The Anti- Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and/or formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Practices may not in all cases meet all of the criteria for protection under a statutory exception or regulatory safe harbor. In addition, the statutory exceptions and regulatory safe harbors are subject to change.

Additionally, the intent standard under the Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, or collectively the ACA, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA codified case law that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act (discussed below).

The civil monetary penalties statute imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

Federal false claims laws, including the federal civil False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false claim for payment to, or approval by, the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. As a result of a modification made by the Fraud Enforcement and Recovery Act of 2009, a claim includes “any request or demand” for money or property presented to the U.S. government. In addition, manufacturers can be held liable under the civil False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. Pharmaceutical and other healthcare companies have been prosecuted under these laws for, among other things, allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of the product for unapproved, and thus generally non-reimbursable, uses and purportedly concealing price concessions in the pricing information submitted to the government for government price reporting purposes.

HIPAA created additional federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

Data privacy and security regulations by both the federal government and the states in which business is conducted may also be applicable. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes requirements relating to the privacy, security and transmission of individually identifiable health information. HIPAA requires covered entities to limit the use and disclosure of protected health information to specifically authorized situations and requires covered entities to implement security measures to protect health information that they maintain in electronic form. Among other things, HITECH made HIPAA’s security standards directly applicable to business associates, independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in specified circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Additionally, the federal Physician Payments Sunshine Act within the ACA, and its implementing regulations, require that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report to CMS information related to certain payments or other transfers of value made or distributed to physicians and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals and to report annually certain ownership and investment interests held by physicians and their immediate family members. The information is reported annually, and the reported data are made available in searchable form on a public website. Failure to submit required information may result in civil monetary penalties. Effective January 1, 2022, reporting on transfers of value to physician assistants, nurse practitioners or clinical nurse specialists, certified registered nurse anesthetists, and certified nurse-midwives will also be required.

Commercial distribution of products requires compliance with state laws that require the registration of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. In addition, several states have enacted legislation requiring pharmaceutical and biotechnology companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical and biotechnology companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. Certain local jurisdictions also require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. Sales and marketing activities are also potentially subject to federal and state consumer protection and unfair competition laws.

Violation of any of the federal and state healthcare laws described above or any other governmental regulations may result in penalties, including without limitation, significant civil, criminal and/or administrative penalties, damages, fines, disgorgement, exclusion from participation in government programs, such as Medicare and Medicaid, imprisonment, injunctions, private “qui tam” actions brought by individual whistleblowers in the name of the government, refusal to enter into government contracts, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings.

U.S. Healthcare Reform

In March 2010, President Obama enacted the ACA, which substantially changed healthcare financing and delivery by both governmental and private insurers and has significantly impacted the pharmaceutical and biotechnology industry.

Among the ACA provisions of importance to the pharmaceutical and biotechnology industries, in addition to those otherwise described above, are the following:

●	an annual, nondeductible fee on any entity that manufacturers or imports certain specified branded prescription drugs and biologic agents apportioned among these entities according to their market share in some government healthcare programs;

●	an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively and capped the total rebate amount for innovator drugs at 100% of the Average Manufacturer Price, or AMP;

●	a Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturers’ outpatient drugs to be covered under Medicare Part D;

●	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

●	expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for individuals with income at or below 133% of the federal poverty level, thereby potentially increasing manufacturers’ Medicaid rebate liability;

●	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program; and

●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Some of the provisions of the ACA have yet to be implemented, and there have been judicial and Congressional challenges to certain aspects of the ACA, as well as recent efforts by the Trump administration to repeal or replace certain aspects of the ACA. Since January 2017, President Trump has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the ACA such as removing penalties, starting January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance, and delaying the implementation of certain ACA-mandated fees, and increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D. On December 14, 2018, a Texas U.S. District Court Judge ruled that the ACA is unconstitutional in its entirety because the “individual mandate” was repealed by Congress as part of the Tax Cuts and Jobs Act of 2017. While the Texas U.S. District Court Judge, as well as the Trump administration and CMS, have stated that the ruling will have no immediate effect pending appeal of the decision, it is unclear how this decision, subsequent appeals, and other efforts to repeal and replace the ACA will impact the ACA.

There has been heightened governmental scrutiny in the United States of pharmaceutical pricing practices in light of the rising cost of prescription drugs and biologics. Such scrutiny has resulted in several recent congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. At the federal level, the Trump administration’s budget proposals for fiscal years 2019 and 2020 contain further drug price control measures that could be enacted during the budget process or in other future legislation. Further, the Trump administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase drug manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products, and reduce the out of pocket costs of drug products paid by consumers. HHS has started soliciting feedback on some of these measures and implementing others under its existing authority. At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. Any reduction in reimbursement from Medicare and other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent the generation revenue, attainment profitability, or commercialization of products.

Coverage and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any products for which we may obtain regulatory approval. In the United States, sales of any product candidates for which regulatory approval for commercial sale is obtained will depend in part on the availability of coverage and adequate reimbursement from third-party payors. Third-party payors include government authorities and health programs in the United States such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. These third-party payors are increasingly reducing reimbursements for medical products and services. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of FDA-approved drugs for a particular indication. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, coverage and reimbursement for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Corporate Information

Our principal executive offices are located at 880 Third Avenue, 12th Floor, New York, New York 10022 and our telephone number is (646) 876 3459. Our website address is www.relmada.com. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated in, this Report.

Available Information

Reports we file with the Securities and Exchange Commission (SEC) pursuant to the Exchange Act of 1934, as amended (the Exchange Act), including annual and quarterly reports, and other reports we file, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Officers

The following sets forth information about our directors and executive officers as of December 3, 2019:

Name	Age	Position
Sergio Traversa, PharmD.	59	Chief Executive Officer, and Director
Charles Ence	59	Chief Financial Officer
Ottavio Vitolo	47	Senior Vice President, Head of R&D and Chief Medical Officer
Charles J. Casamento	74	Chairman of the Board and Director
Paul Kelly	62	Director
Maged Shenouda, R.Ph, MBA	55	Director

Sergio Traversa, PharmD, MBA has been our Chief Executive Officer and director since April 2012. Mr. Traversa was our Interim Chief Financial Officer from February 2017 to July 2019. Previously, from January 2010 to April 2012 he was the Chief Executive Officer of Medeor Inc., a spinoff pharmaceutical company from Cornell University. From January 2008 to January 2010. Dr. Traversa was a partner at Ardana Capital. Dr. Traversa has over thirty years of experience in the healthcare sector in the United States and Europe, ranging from management positions in the pharmaceutical industry to investing and strategic advisory roles. He has held financial analyst, portfolio management and strategic advisory positions at large U.S. investment firms specializing in healthcare, including Mehta & Isaly and Mehta Partners, ING Barings, Merlin BioMed and Rx Capital. In Europe, he held the position of Area Manager for Southern Europe of Therakos Inc., a cancer and immunology division of Johnson & Johnson. Prior to Therakos, Dr. Traversa was at Eli Lilly, where he served as Marketing Manager of the Hospital Business Unit. He was also a member of the CNS (Central Nervous System) team at Eli Lilly, where he participated in the launch of Prozac and the early development of Zyprexa and Cymbalta. Dr. Traversa started his career as a sales representative at Farmitalia Carlo Erba, the largest pharmaceutical company in Italy, now part of Pfizer. Dr. Traversa served as a board member and previously as interim Chief Executive Officer and Chief Financial Officer of Actinium Pharmaceuticals. Dr. Traversa holds a Laurea degree in Pharmacy from the University of Turin (Italy) and an MBA in Finance and International Business from the New York University Leonard Stern School of Business. As our Chief Executive Officer, Dr. Traversa is our most senior executive and as such provides our Board of Directors with the greatest insight into our business and the challenges and material risks it faces. Dr. Traversa has approximately 30 years of healthcare industry experience and is especially qualified to understand the risks and leadership challenges facing a growing pharmaceutical company from a senior management and financial expertise perspective led us to conclude that Dr. Traversa should serve as Chief Executive Officer and Director of the Company.

Charles Ence was appointed as our Chief Financial Officer on July 29, 2019. From October 2018 until June 2019, Mr. Ence was Corporate Controller of New Age Beverages Corp/Xing Beverages, LLC (“New Age”) located in Denver, Colorado. From August 2003 until October 2018, Mr. Ence was Chief Financial Officer of New Age. He managed all the financial affairs of New Age and their other portfolio companies helping lead the firm into becoming one of the top 100 non-alcoholic beverage companies worldwide. He helped guide the expansion of the business to ultimately penetration of 46 states domestically and 10 countries internationally, with consistent growth and profitability throughout his tenure. Prior to New Age, Mr. Ence was a senior executive, Planning Manager and Director of Finance for Quantum Corp. Following Quantum he served as a Director of Finance and Investor Relations at On Command Corp. Mr. Ence began his career at PepsiCo. During his 12 years at PepsiCo, Mr. Ence served as a financial analyst, planning supervisor, planning and analysis manager and ultimately controller.

He received his Bachelor of Arts in Business Administration and Accounting from Southern Utah University in 1984, and obtained a Master’s in Business Administration in Finance from Arizona State University School of Business in 1985.

Ottavio V. Vitolo, M.D., M.M.Sc. has been our Senior Vice President, Head of R&D and Chief Medical Officer since April 2018. Dr. Vitolo is a neuropsychiatrist and clinical researcher with 20 years of preclinical and clinical research experience both in academia and industry. His expertise includes psychiatric and neurological disorders, such as depression, schizophrenia, Alzheimer’s disease, Parkinson’s disease, and rare diseases, such as Duchenne’s muscular dystrophy, Huntington’s disease, Friedreich’s ataxia and phenylketonuria.

Prior to joining us, from January 2017 to March 2018, Dr. Vitolo was Vice President of Clinical Development at Homology Medicines, Inc., a gene therapy and gene editing company, where he led the clinical development for the company lead gene therapy program and built the clinical strategy for the company portfolio. From May 2013 to January 2017, he held positions of increasing responsibility at Pfizer Inc., overseeing studies and programs ranging from small molecules to biologics to gene therapy, first in the Neuroscience Research Unit and later in the Rare Disease Research Unit, where he served as Senior Medical Director and Head of Neuromuscular Clinical Research. Prior to Pfizer, from July 2012 to April 2013, he was an Associate Medical Director in Discovery Research at Shire Human Genetic Therapies (HGT). Since 2011, Dr. Vitolo has held a position as an Assistant Psychiatrist at Massachusetts General Hospital and has been an Instructor in Psychiatry at Harvard Medical School since 2009.

Dr. Vitolo received a master of medical sciences in clinical investigation (M.M.Sc.) from Harvard Medical School, and a medical degree (M.D.), summa cum laude, in medicine and surgery from the University of Rome - La Sapienza. He trained in psychiatry at Barnes Jewish Hospital and Washington University in St. Louis Medical School and in behavioral neurology and neuropsychiatry at Brigham and Women’s Hospital and Harvard Medical School.

Board of Directors

Charles J. Casamento, MBA has been our Chairman of the Board since June 2017 and a director since July 2015. Mr. Casamento is also Chairman of our Audit Committee and a member of Compensation Committee and Corporate Governance and Nominating Committee. Since 2007 Mr. Casamento is Executive Director and Principal of The Sage Group, a health care advisory group specializing in business development strategies and transactions. Prior to The Sage Group he was President and CEO of Osteologix from October 2004 until April 2007. Originally a private VC funded company in Copenhagen, Denmark which had discovered a new drug for the treatment of Osteoporosis, Mr. Casamento commenced operations and initiated clinical trials in the US, completed a financing with Rodman & Renshaw and Roth Capital Partners and took the company public through a merger with a public shell company. The product was eventually acquired by Servier a major French pharmaceutical company. Osteologix was Mr. Casamento’s fifth startup company, all of which were successfully taken public, during his tenure, either through IPOs or through reverse mergers.

He was Senior Vice President & General Manager for Pharmaceuticals and Biochemicals at Genzyme. He joined Genzyme in 1985 while it was an early stage venture backed company and was there during the time Genzyme was taken public. In 2011 Genzyme was acquired by Sanofi for an estimated $20 Billion. In 1989 he co-founded and later took public, Interneuron Pharmaceuticals (Indevus) which eventually reached a $1.6 billion market valuation after a weight loss product that was developed during his tenure was approved by FDA. Indevus was acquired in 2009 by Endo for nearly $1 Billion. In 1993 Mr. Casamento joined RiboGene as Chairman, President and CEO. He took the Company public and completed several major corporate collaborations and R&D collaboration agreements as well as a merger with a public corporation in 1998 to form Questcor Pharmaceuticals, where he was Chairman, CEO and President until August 2004. He acquired Acthar, a product for West Syndrome and MS, for a $100,000 cash payment plus a 1% royalty. Questcor was acquired by Mallinckrodt in 2014 at a valuation of $6 Billion and Acthar has revenue at a run rate of $1 Billion for 2014.

Prior to joining Genzyme in 1985 Mr. Casamento has held a number of marketing, sales, finance and business development positions with Novartis, Hoffmann-LaRoche, Johnson & Johnson and American Hospital Supply Corporation where he was Vice President of Business Development and Strategic Planning for the Critical Care Division from January 1983 until May 1985. During his career he has completed well over 100 major business development/M&A deals which had the effect of enhancing and expediting the growth and development of his businesses. He took four biotechnology companies public and secured pubic and VC financing for five biotechnology companies.

Mr. Casamento currently serves as an Independent Director for AzurRx Biopharma. During his career he has served on the boards of twelve public companies and two private companies. Mr. Casamento also served as Chairman of the Audit Committee of Astex Pharmaceuticals and is a SOX defined financial expert. He is a member of the Fordham University Science Council and has been a guest lecturer at Fordham University. He was previously Vice Chairman of the Catholic Medical Mission Board, a large not for profit organization providing health care services to third world countries. A graduate of Fordham University in New York City and Iona College in New Rochelle, New York. Mr. Casamento has a degree in Pharmacy and an MBA. That Mr. Casamento brings over 35 years of biotechnology experience to our Board of Directors, having served in various senior positions over the course of his career, and that he has developed significant management and leadership skills relating to the pharmaceutical industry, led us to conclude that Mr. Casamento should serve as a director.

Maged Shenouda, R.Ph, MBA, Maged Shenouda, R.Ph, MBA, has been our director since November 2015. Mr. Shenouda is also a member of the Audit Committee and Compensation Committee, and is Chairman of the Corporate Governance and Nominating Committee. Mr. Shenouda has over 25 years of biotechnology and equity research experience. Mr. Shenouda served as the Chief Financial Officer of AzurRx Biopharma where he also served as a Director. Prior to this Mr. Sheouda was the Head of Business Development and Licensing at Retrophin, Inc. from January 2014 to November 2014. Prior to that, he spent the bulk of his career as an equity analyst. He has held senior level positions at UBS, JP Morgan and Stifel Nicolaus, covering a broad range of small and large capitalization biotechnology companies. Mr. Shenouda started his sell-side equity research career at Citigroup and Bear Stearns where his coverage universe focused on U.S and European pharmaceutical companies. Before entering Wall Street, he was a management consultant with PricewaterhouseCoopers Pharmaceutical Consulting practice and also spent time in pharmaceutical sales, having worked as a hospital representative and managed care specialist for Abbott Laboratories Pharmaceutical Products Division. He earned a B.S. in Pharmacy from St. John’s University and is a registered pharmacist in New Jersey and California. He also received an M.B.A from Rutgers Graduate School of Management. That Mr. Shenouda brings over 25 years of biotechnology and equity research experience to our Board of Directors, having served in various executive-level positions over the course of his career, and that Mr. Shenouda has developed significant management and leadership skills relating to the pharmaceutical industry, led us to conclude that Mr. Shenouda should serve as a director.

Paul Kelly has been a director of the Company since November 2015. Mr. Kelly is also Chairman of the Compensation Committee, and a member of the Audit Committee and Corporate Governance and Nominating Committee. Mr. Kelly has been actively involved as an analyst, consultant and investor in the biotechnology sector for the past twenty years. He began as an equity analyst at Mabon Securities in 1993, and served in the same capacity at UBS Securities, Volpe, Brown, Whalen, ING Securities and Merrill Lynch. Mr. Kelly was named to the inaugural Fortune magazine All Star Analyst team in 2000. Subsequently, since 2007 Mr. Kelly has engaged in consulting for both private and public biotechnology companies and for hedge funds. He currently manages his own investments and continues his industry consulting activities. Mr. Kelly has advised Spring Bank Pharmaceuticals, Inc. and VisionGate, Inc. Mr. Kelly holds an A.B. in Biochemistry from Brown University, from which he was graduated magna cum laude, Sigma Xi and Phi Beta Kappa. He attended the University of Rochester School of Medicine and received an MBA in Finance from the William E. Simon School at the University of Rochester. That Mr. Kelly brings over 25 years of biotechnology experience to our Board of Directors, having served in various executive-level positions over the course of his career, and that he has developed significant management and leadership skills relating to the pharmaceutical industry, led us to conclude that Mr. Kelly should serve as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since June 30, 2017 or any currently proposed transaction, to which we were or are a party in which:

●	the amount involved exceeded or exceeds $120,000 or one percent of our total assets at June 30, 2018; and

●	any of our directors or executive officers or any beneficial owners of 5% of any class of our voting capital stock or and affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our compensation committee.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to such securities.

Related Party Transactions

License Agreement

See “Business—Intellectual Property Portfolio and Market Exclusivity—D-Methadone License Agreement” regarding our Intellectual Property Assignment Agreement and License Agreement with Dr. Charles E. Inturrisi and Dr. Paolo Manfredi, as it relates to our Chief Executive Officer, Sergio Traversa.